Exhibit 10.61(b)
EXECUTION VERSION

AMENDMENT AND WAIVER AGREEMENT
dated 22 December 2016
RELATING TO THE
SEK 2,000,000,000
LOAN AGREEMENT
dated 17 September 2014

for

MEDA AB (PUBL)
as Borrower
with

AB SVENSK EXPORTKREDIT (PUBL)
as Lender

THIS AMENDMENT AND WAIVER AGREEMENT (the “Agreement”) is dated 22 December 2016 and made between:

(1)	MEDA AB (PUBL), reg. no 556427-2812, as borrower (the "Borrower"); and

(2)	AB SVENSK EXPORTKREDIT (PUBL) as lender (the "Lender").
1.    INTRODUCTION
The parties have on 17 September 2014 entered into a SEK 2,000,000,000 loan agreement (the “Loan Agreement”). Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands (“Mylan”), has directly or indirectly acquired shares representing more than 50% of the issued share capital or votes in the Borrower pursuant to its public offer to the shareholders of the Borrower to tender all their shares of the Borrower (the “Mylan Acquisition”). The Borrower wishes to amend certain terms of the Loan Agreement and Mylan has agreed to provide a guarantee to the Lender for the Borrower’s obligations under the Loan Agreement.
Capitalized terms used herein without definitions have the meanings assigned to them in the Loan Agreement (both before and after giving effect to this Agreement).
2.    EFFECTIVE DATE FOR AMENDMENTS AND WAIVERS
The amendments set out in Clause 4 and the waivers set out in Clause 5 below shall take effect on the date (the “Effective Date”) on which the Lender confirms by e-mail to the Borrower that it has received, in form and substance acceptable to the Lender, the following documents and evidence:

(a)	a copy of this Agreement duly signed by the Borrower and the Lender,

(b)	a guarantee agreement duly signed by Mylan, the Borrower and the Lender,

(c)	a legal opinion from NautaDutilh N.V. in relation to Mylan’s entering into of the above mentioned guarantee agreement,

(d)	evidence that the person or persons who have signed this Agreement on behalf of the Borrower are duly authorized to do so, and

(e)	evidence that the person or persons who have signed the above mentioned guarantee agreement on behalf of Mylan are duly authorised to do so.

3.    AMENDMENT FEE
The Borrower shall within five Business Days of this Agreement pay to the Lender an amendment fee of SEK 250,000.
4.    AMENDMENTS
The following amendments shall be made to the Loan Agreement on the Effective Date:

4.1	The following definitions shall be added in the appropriate alphabetical order to Clause 1.1 of the Loan Agreement:
“Act” means the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)).
“Advance Access” means the acquisition of the issued share capital in the Borrower prior to the payment of the purchase price (Sw. förhandstillträde) pursuant to which the holder of more than 90 (Ninety) per cent of the issued share capital in the Borrower becomes the owner of all minority shares before the Squeeze-Out procedure under the Act has been completed.
“Acquired Entity or Business” means each person, property, business or assets acquired by Mylan or a Subsidiary of Mylan, to the extent not subsequently sold, transferred or otherwise disposed of by Mylan or such Subsidiary.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loan and all other obligations under this Agreement that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if Mylan has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Financial Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Termination Date.

“Effective Date” means the date on which the conditions specified in Clause 2 of the First Amendment were satisfied.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to such conversion, Financial Indebtedness that is convertible into any such equity interests).
“First Amendment” means the Amendment and Waiver Agreement between the Borrower and the Lender dated 22 December 2016.
“Foundation” means Stichting Preferred Shares Mylan, a foundation (stichting) established and existing under the laws of the Netherlands.
“Material Indebtedness” means Financial Indebtedness (other than the Loan), of any one or more of Mylan and its Subsidiaries in an aggregate principal amount exceeding $200,000,000.
“Material Subsidiary” means (a) the Borrower and (b) any Subsidiary of Mylan (or group of Subsidiaries of Mylan as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended.
“Mylan” means Mylan N.V., a public limited liability company (naamloze vennootschap) incorporated and existing under the laws of the Netherlands.
"Mylan Group" means Mylan and its Subsidiaries (including for the avoidance of doubt the Borrower and its Subsidiaries) from time to time and "Mylan Group Company" means any member of the Mylan Group.
“Qualified Equity Interests” means Equity Interests of Mylan other than Disqualified Equity Interests.
“Squeeze-Out” means any procedure (including the appointment of arbitrators and the composition of an arbitral tribunal) under Chapter 22 of the Act for the compulsory acquisition by Mylan of any issued share capital in the Borrower that have not been acquired pursuant to the public offer to all shareholders of the Borrower by Mylan to acquire all issued share capital in the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Mylan or the Subsidiaries of Mylan shall be a Swap Agreement.
“$” refers to lawful money of the United States of America.

4.2	The definition of Change of Control in Clause 1.1 of the Loan Agreement shall be amended to read:
"Change of Control" means,

(a)
(i) after the Effective Date but prior to obtaining Advance Access, Mylan fails to own, directly or indirectly, at least 90 (Ninety) per cent of the issued share capital or votes in the Borrower and (ii) after obtaining Advance Access, Mylan does not at any time own, directly or indirectly, all the issued share capital or votes in the Borrower; or

(b)
any person or group of persons acting in concert (meaning acting together pursuant to an agreement or understanding (whether formal or informal)) other than the Foundation, through a single transaction or series of transactions acquires, directly or indirectly, shares in Mylan representing more than 50 (Fifty) per cent of the issued share capital or votes in Mylan.

4.3	The definition of Event of Default in Clause 1.1 of the Loan Agreement shall be amended by deleting the words “Clause 18.9(a)” therein and replacing them with “Clause 19”.

4.4	The definition of Material Adverse Effect in Clause 1.1 of the Loan Agreement shall be amended and restated in its entirety to read:
“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)	the consolidated financial condition or business or assets of the Mylan Group as a whole; or

(b)	the ability of the Borrower to perform and comply with its obligations under this Agreement.

4.5	Clause 7.2 Change of Control of the Loan Agreement shall be amended and restated in its entirety to read:
7.2    Change of Control

(a)
If a Change of Control as defined in paragraph (a) of the definition thereof occurs the Borrower shall without delay after becoming aware of such occurrence give notice to the Lender and the Lender may upon such occurrence by notice to the Borrower declare the Loan, together with accrued interest, and all other amounts accrued under this Agreement due and payable whereupon such outstanding amounts shall be repaid/paid to the Lender on a Business Day not less than 10 days after such notice.

(b)
If a Change of Control as defined in paragraph (b) of the definition thereof occurs, the Borrower shall without delay after becoming aware of such occurrence give notice to the Lender thereof. The Lender may for a period of 60 days from the date of receipt of any such notice from the Borrower, negotiate with the Borrower with a view to agreeing terms and conditions acceptable to the Borrower and the Lender for continuing the Facility. Any agreement in writing between the Lender and the Borrower reached within 60 days after notice from the Borrower shall take effect in accordance with its terms.

(c)
If no such agreement as is referred to in paragraph (b) above is reached within that 60 day period, the Lender may, by notice to the Borrower, cancel the Commitment and demand repayment of the Loan, such repayment to be made on a Business Day not less than 60 days after such notice.

(d)	Notwithstanding the foregoing, if:

(i)	a Change of Control as defined in paragraph (b) of the definition thereof has occurred (such event being the “Event”);

(ii)	the 60 day period referred to in clause 7.2(b) above has been invoked by the Lender in relation to the Event;

(iii)	the Event lasts for fewer than 60 days; and

(iv)	prior to the expiration of such 60 day period, the Foundation exercises its right to acquire and does acquire the issued share capital or votes in Mylan such that the Event that would otherwise constitute a Change of Control as defined in paragraph (b) of the definition thereof has ceased to exist prior to the end of that 60 day period, the provisions of this clause 7.2 shall cease to apply to the Event.

4.6	Clause 17.1 Financial Statements of the Loan Agreement shall be amended and restated in its entirety to read:
17.1    [Reserved]

4.7	Clause 17.2 Requirements as to financial statements of the Loan Agreement shall be amended and restated in its entirety to read:
17.2    [Reserved]

4.8	Clause 18.4 Disposals of the Loan Agreement shall be amended and restated in its entirety to read:
18.4    Disposals
The Borrower shall not (and shall ensure that no Group Company will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset, to the extent that it could reasonably be expected to jeopardize the ability of the Borrower, or Mylan on behalf of the Borrower, to fulfil its obligations under this Agreement.

4.9	Clause 18.5 Merger of the Loan Agreement shall be amended and restated in its entirety to read:
18.5    Merger
The Borrower shall not (and the Borrower shall ensure that no Group Company will) enter into any amalgamation, demerger, merger or corporate reconstruction, other than mergers involving Mylan Group Companies only.

4.10	Clause 18.7 Financial Indebtedness of the Loan Agreement shall be amended and restated in its entirety to read:
18.7    [Reserved]

4.11	Clause 19 Events of Default of the Loan Agreement shall be amended by deleting the words “Clause 18.9(a)” therein and replacing them with “Clause 19”.

4.12	Clause 19.2 Financial Covenants of the Loan Agreement shall be amended and restated in its entirety to read:

19.2    [Reserved]

4.13	Clause 19.3 Other obligations of the Loan Agreement shall be amended and restated in its entirety to read:
19. 3    Other obligations
The Borrower does not comply with any provision of this Agreement (other than those referred to in Clause 19.1 (Non-payment)) and such failure to comply (if capable of remedy) is not remedied within five (5) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

4.14	Clause 19.5 Cross default of the Loan Agreement shall be amended and restated in its entirety to read:
19.5    Cross default
(a) (i) Mylan or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than any Swap Agreement), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Financial Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which Mylan or any Material Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by Mylan or any Material Subsidiary as a result thereof is greater than $200,000,000 and Mylan or any Material Subsidiary fails to pay such termination value when due after applicable grace periods; or
(b) Mylan or any Subsidiary of Mylan shall default in the performance of any obligation in respect of any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this paragraph (b) shall not apply to (i) secured Financial Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Financial Indebtedness or as a result of a casualty event affecting such property or assets; or (ii) any “change of control” put arising as a result of any acquisition of any Acquired Entity or Business or any of its subsidiaries so long as any such Financial Indebtedness that is put in accordance with the terms of such Financial Indebtedness is paid as required by the terms of such Financial Indebtedness.

4.15	Clause 19.6 Insolvency of the Loan Agreement shall be amended and restated in its entirety to read:
19.6    Insolvency
Mylan or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due.

4.16	Clause 19.7 Insolvency proceedings of the Loan Agreement shall be amended and restated in its entirety to read:
19.7    Insolvency proceedings

(a)
An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, moratorium, bankruptcy, dissolution or other relief in respect of Mylan or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state, Swedish or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator (bewindvoerder), trustee in bankruptcy (curator) or similar official for Mylan or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(b)
Mylan or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, moratorium, bankruptcy, dissolution or other relief under any Federal, state, Swedish or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in paragraph (a) of this Clause 19.7, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator (bewindvoerder), trustee in bankruptcy (curator) or similar official for Mylan or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing.

4.17	Schedule 3 (Financial Covenants) and Schedule 4 (Form of Compliance Certificate) shall be deleted in their entirety.
5.    WAIVERS

5.1
On and from the Effective Date, the Lender hereby waives its rights under the provisions of Clause 7.2(b) of the Loan Agreement (in the form in force immediately prior to the Effective Date) which arose as a result of the Mylan Acquisition or any action taken in connection with such acquisition (including any transfer of the share capital in the Borrower by and among Mylan and its direct and indirect Subsidiaries that does not breach the provisions of Clause 7.2 of the Loan Agreement as amended on and from the Effective Date).

5.2
The Lender hereby waives compliance by the Borrower with Clause 2 (Adjusted Senior Net Debt to Adjusted EBITDA), Clause 3 (Adjusted Senior Net Debt to Equity) and Clause 4 (EBITDA Interest Cover Ratio) of Schedule 3 to the Loan Agreement (in the form in force immediately prior to the Effective Date) for the Test Period ending 30 September 2016. The Lender further agrees that a compliance certificate in the form of Schedule 4 to the Loan Agreement (in the form in force immediately prior to the Effective Date) shall not be required to be delivered by the Borrower for the Test Period ending 30 September 2016. For the avoidance of doubt, failure by the Borrower (i) to comply with the Adjusted Senior Net Debt to Adjusted EBITDA Ratio, the Adjusted Senior Net Debt to Equity Ratio or the EBITDA Interest Cover Ratio for the Test Period ending 30 September 2016, or (ii) to deliver a compliance certificate in the form of Schedule 4 to the Loan Agreement for the Test Period ending 30 September 2016, shall not constitute a Default or an Event of Default under the Loan Agreement.

6.    COUNTERPARTS
This Agreement may be signed in any number of counterparts and this has the same effect as if the signatories on the counterparts were on a single copy of this Agreement.

7.    GOVERNING LAW AND JURISDICTION

(a)	This Agreement is governed by Swedish law.

(b)
Subject to section (c) below, the courts of Sweden have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement). The City Court of Stockholm (Stockholms tingsrätt) shall be court of first instance.

(c)
Section (b) above is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings in any other courts with jurisdiction over the Borrower or any of its assets. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

MEDA AB (PUBL)

/s/ Colleen Ostrowski
Name: Colleen Ostrowski

AB SVENSK EXPORTKREDIT (PUBL)

Name:	Name:

SIGNATORIES

MEDA AB (PUBL)

Name: Colleen Ostrowski

AB SVENSK EXPORTKREDIT (PUBL)

/s/ Hakan Lingnert	/s/ Fredrik Bitter
Name: Hakan Lingnert	Name: Fredrik Bitter Legal Counsel